Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-236582 and 333-254378 on Form S-8, and Registration Statement Nos. 333-256962 and 333-254946 on Form S-3 of our reports dated February 28, 2022, relating to the financial statements of Beam Therapeutics Inc. and subsidiaries, and the effectiveness of Beam Therapeutics Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 28, 2022